Exhibit 99.01

eBay Acquires Dutch Company Marktplaats.nl

San Jose, Calif. and Emmeloord, Netherlands, November 10, 2004 — eBay, the World’s Online Marketplace (Nasdaq: EBAY; www.ebay.com), today announced that it has acquired Marktplaats.nl (www.marktplaats.nl), the leading classifieds website in the Netherlands. eBay purchased Marktplaats.nl from Het Goed Beheer BV, a company that owns second-hand retail shops in the Netherlands. The acquisition allows Marktplaats.nl to grow its business through the investment and online trading expertise of eBay. eBay will be able to expand its e-commerce position in the Netherlands while adding to its growing knowledge of classifieds-style trading. eBay plans to continue to operate Marktplaats.nl as a separate business.

“Marktplaats.nl has enjoyed tremendous success in the Netherlands,” said Bill Cobb, senior vice president of eBay International. “Learning from each other, we can strengthen both platforms and provide Dutch consumers with even better trading opportunities.”

“We have built Marktplaats.nl into the leading classifieds website in the Netherlands,” said Frank Crébas, managing director of Marktplaats.nl. “With its strong global presence and technical expertise, eBay can help expand our business into the future.”

Founded in 1999 and based in Emmeloord, Marktplaats.nl is the most popular classifieds website in the Netherlands. With more than one million listings at any given time, Marktplaats.nl offers a venue where buyers and sellers can meet to trade a wide array of items, from clothing and collectibles to cars and household items.

“Marktplaats.nl is a great match with eBay Netherlands,” said Josh Silverman, country manager of eBay Netherlands. “Together, we can help consumers get the most out of e-commerce no matter which format they choose.”

The Netherlands is a vibrant and growing Internet market. Business-to-consumer e-commerce in the Netherlands is estimated to reach $5 billion in 2004, and that number is expected to grow to more than $15 billion in 2007, according to IDC’s Internet Commerce Market Model, January 2004.

eBay has acquired all outstanding shares of Marktplaats.nl and certain of its subsidiaries for approximately €225 million in cash, or approximately US$290 million based on the November 9, 2004 exchange rate of US$1.29 per Euro, plus acquisition costs. eBay does not expect the acquisition to have a material impact on 2004 or 2005 net revenue and earnings per share, and does not expect it to affect eBay’s financial guidance as issued in connection with its third quarter earnings release on October 20, 2004.

About Marktplaats.nl
Founded in 1999, Marktplaats.nl was one of the first websites in the Netherlands dedicated to the classified advertising format online. Since then, it has grown into the most popular website of its kind in the Netherlands with a growing audience among individuals and small businesses. With more than one million listings at any given time, Marktplaats.nl offers a venue where buyers and sellers can meet to trade a wide array of items, from clothing and collectibles to cars and household items.

About eBay
eBay is The World’s Online Marketplace®. Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay. eBay enables trade on a local, national and international basis with customized sites in markets around the world. Through an array of services, such as its payment solution provider PayPal, eBay is enabling global e-commerce for an ever growing online community.

Forward-Looking Statements
This announcement contains forward-looking statements regarding the expected impact of the acquisition of Marktplaats.nl and certain of its subsidiaries on eBay’s revenues and earnings. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the reaction of the users of Marktplaats.nl’s services, the future growth of Marktplaats.nl’s services, the reaction of competitors to the transaction, and the possibility that successful integration of Marktplaats.nl’s operations and employees will prove more difficult than expected. More information about potential factors which could affect eBay’s business and financial results is included in eBay’s Annual Report on Form 10-K for the year ended December 31, 2003 and the company’s Quarterly Reports on Form 10-Q. All forward-looking statements are based on information available to eBay on the date hereof, and eBay assumes no obligation to update such statements.

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